Exhibit 99.1

Investor Contact:
Kiley Fleming
(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED JULY SALES

GOODLETTSVILLE, Tenn. - August 9, 2001 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the four-week fiscal period ended August 3, 2001, equaled $375.6 million compared with $314.8 million for the four-week period ended July 28, 2000, an increase of 19.3 percent. Due to the Company's 53-week fiscal year in 2000, the Company's fiscal and calendar periods in 2001 do not coincide. For the four-week calendar period ended August 3, 2001, total sales increased 17.4 percent and same-store sales increased 6.6 percent compared with a 0.5 percent increase in same-store sales for the four-week period ended August 4, 2000.

For the second quarter ended August 3, 2001, Dollar General total retail sales increased 20.4 percent to $1.2 billion from $1.0 billion for the thirteen-week period ended July 28, 2000. For the thirteen-week calendar period ended August 3, 2001, total sales increased 19.6 percent and same-store sales increased 7.8 percent compared with a 1.9 percent decrease in same-store sales for the thirteen-week period ended August 4, 2000. During the quarter, the Company opened 137 new stores and closed 8 stores.

For the 26-week fiscal period ended August 3, 2001, Dollar General total retail sales increased 20.5 percent to $2.4 billion from $2.0 billion for the 26-week period ended July 28, 2000. For the 26-week calendar period ended August 3, 2001, total sales increased 19.8 percent and same-store sales increased 7.3 percent compared with a 0.6 percent increase in same-store sales for the 26-week period ended August 4, 2000. Year-to-date, the Company has opened 354 new stores and closed 25 stores. As of August 3, 2001, the Company operated 5,330 stores, totaling 36.0 million selling square feet.

Sales Outlook:
For the four-week fiscal period of August ending August 31, 2001, the Company expects total sales to increase 14-16 percent compared with total sales for the four-week period ended July 28, 2000. For the four-week calendar period, same-store sales are expected to increase 5-7 percent compared with a 1.6 percent increase in same-store sales for the four-week period ended September 1, 2000. August sales results will be released on Thursday, September 6, 2001.

For the third quarter ending November 2, 2001, total company sales are expected to increase 17-19 percent compared with total sales for the quarter ended October 27, 2000. For the 13-week calendar period ending November 2, 2001, same-store sales are expected to increase 5-7 percent compared with a 0.5 percent increase in same-store sales for the 13-week period ended November 3, 2000. For the quarter, the Company expects to open 200-250 new stores and close 5-10 stores. For the full year, the Company expects to open 600-700 new stores and close 50-60 stores.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.
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Dollar General operates more than 5,300 neighborhood stores in 27 states.


This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance), including with respect to the timely delivery of the Company's financial statements; general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the results of the Company's on-going restatement and audit process; and the impact of the litigation and any regulatory proceedings related to such restatements. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

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